Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-2 of Synthetic Blood International, Inc. (the “Company”) of our report dated June 1, 2006, except for Note K, as to which the date is July 15, 2006, appearing in the Company’s Annual Report on Form 10-K for the year ended April 30, 2006, which includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-2.

/s/ HASKELL & WHITE LLP

Irvine, California

August 3, 2006